UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                           ESSEX PROPERTY TRUST, INC.
                                (Name of Issuer)

               SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE
                         (Title of Class of Securities)

                                    29717810
                                 (CUSIP Number)

                                 PATRICK K. FOX
                     WESTBROOK REAL ESTATE PARTNERS, L.L.C.
                              13155 NOEL ROAD-LB54
                                   SUITE 2300
                               DALLAS, TEXAS 75240
                                 (972) 934-0100

                                 with a copy to:

                              ALLEN CURTIS GREER II
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6660
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  JUNE 3, 1999
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)

    [X]  Rule 13d-1(c)

    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29717810

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 2 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 3 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS MANAGEMENT I, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 4 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE FUND I, L.P. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
                ----------------------------------------------------------------
     EACH       7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON            0
                ----------------------------------------------------------------
     WITH       8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 5 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP I, L.P. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 6 OF 22 PAGES
--------------------------------------                      --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Gregory J. Hartman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 7 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jeffrey M. Kaplan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 8 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Paul D. Kazilionis
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 9 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jonathan H. Paul
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

--------------------------------------                      --------------------
CUSIP NO. 29717810                             13G          PAGE 10 OF 22 PAGES
--------------------------------------                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     William H. Walton III
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                5     SOLE VOTING POWER

                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY           211,070
     EACH       ----------------------------------------------------------------
   REPORTING    7     SOLE DISPOSITIVE POWER
    PERSON
     WITH             0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                      211,070
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       211,070
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------

                                                             PAGE 11 OF 22 PAGES



            This Amendment No. 1 to Schedule 13G (this "Amendment") relates to the statement on Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on behalf of the Reporting Persons on March 26 1998, which in turn relates to the statement on Schedule 13D, as amended, filed with the Commission on behalf of the Reporting Persons in respect of securities of the Issuer (as so amended, the "Original Schedule 13D"). The Power of Attorney attached to the Original Schedule 13D is hereby incorporated herein by reference.

            This Amendment is filed pursuant to Rule 13d-2(b) under the Act to report changes in the information reported in the previous filing on Schedule 13G. Such changes result from the conversion during calendar year 1999 of an aggregate of 1,415,313 shares of the Issuer's 8.75% Convertible Preferred Stock, Series 1996A (the "Preferred Stock"), owned by certain of the Reporting Persons, into 1,617,500 shares (the "Conversion Shares") of the Issuer's Common Stock, par value $0.0001 per share, and the sale of all of the Conversion Shares. Due to such transactions, this Amendment reflects beneficial ownership of less than five percent of the class of equity securities, within the meaning of Regulation 13D-G under the Act.

ITEM 1(A).  NAME OF ISSUER.

            Essex Property Trust, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            777 California Avenue
            Palo Alto, California  94304

ITEM 2(A).  NAMES OF PERSONS FILING.

            (1) Westbrook Real Estate Partners, L.L.C. ("WREP")
            (2) Westbrook Real Estate  Partners  Management I, L.L.C. ("WREM I")
            (3) Westbrook Real Estate Fund I, L.P. ("WREF I")
            (4) Westbrook  Real Estate  Co-Investment  Partnership I, L.P.
                ("WRECIP I")
            (5) Gregory J. Hartman  ("Hartman") (6) Jeffrey M. Kaplan ("Kaplan")
            (7) Paul D. Kazilionis  ("Kazilionis") (8) Jonathan H. Paul ("Paul")
            (9) William H. Walton III ("Walton")

            Pursuant to Rule 13d-14 under the Act, WREF I disclaims beneficial ownership of the WRECIP I shares; WRECIP I disclaims beneficial ownership of the WREF I shares; and WREM I, WREP, Hartman, Kaplan, Kazilionis, Paul and Walton each disclaim beneficial ownership of the WREF I shares and the WRECIP I shares.

                                                             PAGE 12 OF 22 PAGES



ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            (1)-(4), (6), (8) and (9)
            599 Lexington Avenue, Suite 3800
            New York, New York  10022

            (5)
            345 California Street, Suite 345
            San Francisco, California  94104

            (7)
            284 South Beach Road
            Hobe Sound, Florida  33455

ITEM 2(C).  CITIZENSHIP.

            (1) - (4)  Delaware

            (5) - (9)  United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Stock, par value $0.0001 per share.

ITEM 2(E).  CUSIP NUMBER.

            29717810

ITEM 3.

            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

            (b) [ ] Bank as  defined  in  section  39a)(6) of the Act (15 U.S.C.
78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment  company   registered   under  section  8 of  the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An     investment     adviser    in      accordance     with
ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

                                                             PAGE 13 OF 22 PAGES



            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned:                       211,070 shares

            (b) Percent of class:                                          1.2%

            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote:               0
                (ii)  Shared power to vote or to direct the vote:       211,070
                (iii) Sole power to dispose or to direct the
                      disposition of:                                         0
                (iv)  Shared power to dispose or to direct the
                      disposition of:                                   211,070

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [X]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Inapplicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Inapplicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Inapplicable.

                                                             PAGE 14 OF 22 PAGES



ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       WESTBROOK REAL ESTATE PARTNERS, L.L.C.



                                       By: /S/ PATRICK K. FOX
                                           -------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 15 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       WESTBROOK REAL ESTATE PARTNERS
                                           MANAGEMENT I, L.L.C.



                                       By: /S/ PATRICK K. FOX
                                           -------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 16 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       WESTBROOK REAL ESTATE FUND I, L.P.



                                       By: /S/ PATRICK K. FOX
                                           -------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 17 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       WESTBROOK REAL ESTATE CO-INVESTMENT
                                           PARTNERSHIP I, L.P.



                                       By: /S/ PATRICK K. FOX
                                           -------------------------------------
                                           Name:  Patrick K. Fox
                                           Title: Attorney-in-Fact




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 18 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       /S/ GREGORY J. HARTMAN
                                       -----------------------------------------
                                       Gregory J. Hartman




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 19 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       /S/ JEFFREY M. KAPLAN
                                       -----------------------------------------
                                       Jeffrey M. Kaplan




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 20 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       /S/ PAUL D. KAZILIONIS
                                       -----------------------------------------
                                       Paul D. Kazilionis




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 21 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       /S/ JONATHAN H. PAUL
                                       -----------------------------------------
                                       Jonathan H. Paul




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                                             PAGE 22 OF 22 PAGES



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    September 10, 1999


                                       /S/ WILLIAM H. WALTON III
                                       -----------------------------------------
                                       William H. Walton III




      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).